Exhibit 5.1
August 12, 2010
Cardtronics, Inc.
3250 Briarpark Drive, Suite 400
Houston, Texas 77042

Re:	Registration Statement on Form S-8 for the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel for Cardtronics, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), pursuant to the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”).
     In connection with the foregoing, we have examined or are familiar with the (1) Third Amended and Restated Certificate of Incorporation of the Company, (2) the Second Amended and Restated Bylaws of the Company, (3) the corporate proceedings with respect to the issuance of the Shares, (4) the Registration Statement on Form S-8 (File No. 333-149244) filed on February 14, 2008 covering 3,179,393 shares of common stock issuable under the Plan, (5) the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”) and (6) such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that (1) the Shares have been duly authorized and (2) when the Shares are issued in accordance with the provisions of the Plan, they will be validly issued and fully paid and non-assessable.
     The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as

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of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.